OWC Pharmaceutical Research Corp. Announces World-Wide Expression of Interest in its Cannabis-Based Topical Cream for Treatment of Psoriasis and other Skin Disorders

Recent Clinical Tests Reflected up to 70% Improvement in Proliferation and Inflammation Markers Associated with Psoriasis

PETACH TIKVA, Israel, April 5, 2017 /PRNewswire /OWC Pharmaceutical Research Corp. OTCQB: OWCP, ("OWC" or the "Company"), an Israeli-based research company engaged in the development of cannabinoid-based therapies targeting a variety of different medical conditions and disorders, today announced it has received expressions of interest from the scientific and medical communities world-wide as a result of its recently announce positive preliminary clinical efficacy tests results of its topical cream to treat Psoriasis.

OWCP's scientific team, led by the renowned Dr. Yehuda Baruch, the Company's Chief Science Officer and OWC's Director of Research and Regulatory Affairs, and former Director of Israel's Ministry of Health Medical Management Division, previously reported trial results and concluded that post-application of OWC's unique, active cannabinoid-based topical cream formulation, there was up to 70% improvement in a variety of inflammation markers directly associated with Psoriasis. These promising results have led the Company to expand the size and scope of its clinical study and has led directly to OWC's receipt of continuing inquiries and expressions of interest from researchers world-wide for more information on the cannabinoid-based topical cream for treatment of psoriasis and our product's anticipated availability for use in the market.

The Company actively protects its IP and will release the final results, relevant protocols and clinical data after the completion of the full BIO-DATA IP PROTECTION.

Mr. Ziv Turner, OWC's, Managing Director, commented, "As soon as we announced the efficacy results of our pre-clinical psoriasis treatment, OWC has continued to receive active inquiries from a variety of leading international scientific institutions in Countries like Germany, the Czech Republic, Hungary and more, that adopted or about to adopt MMJ bills. We are currently in negotiations for scientific and marketing cooperation agreements. In addition, we realistically expect product readiness for our topical cream in early Q3 2017 and, subject to regulatory approvals, federal and states laws we will be able to offer our topical cream to those who suffer from psoriasis."

Psoriasis is an autoimmune disease that causes red, scaly patches to appear on the skin, and can be associated with other serious health conditions, including diabetes, heart disease and depression. Skin cells in patients with psoriasis grow at an abnormally fast rate, causing a buildup of lesions that tend to burn and itch. While the real cause of psoriasis is not known, genetics are believed to play a major role in its development. According to the National Psoriasis Foundation, psoriasis affects 7.5 million people in the United States.

A wide and in-depth multi-layer clinical study on Psoriasis and psychological aspects is targeted to start next year, 2018, after collection of data from patients to carefully plan the targets of such a unique study that will show a combination of cannabinoids treatments for a specific disease. The study is carefully managed by Dr. Yehuda Baruch, the Company's CSO & Director of Research and Regulatory Affairs. Dr. Baruch comments, "We started safety phase at the hospital by this month, April 2017, and already planning a unique multi-center efficacy study. This is the natural development of the next generation of safe and tested cannabinoids treatments".

About OWC Pharmaceutical Research Corp.

OWC Pharmaceutical Research Corp., through its wholly-owned Israeli subsidiary, One World Cannabis Ltd., (collectively "OWC" or the "Company") conducts medical research and clinical trials to develop cannabis-based pharmaceuticals and treatments for conditions including multiple myeloma, psoriasis, fibromyalgia, PTSD, and migraines. OWC is also developing unique delivery systems for the effective delivery and dosage of medical cannabis. All OWC research is conducted at leading Israeli hospitals and scientific institutions, and led by internationally renowned investigators.

The Company's Research Division is focused on pursuing clinical trials evaluating the effectiveness of cannabinoids for the treatment of various medical conditions, while its Consulting Division is dedicated to helping governments and companies navigate complex international cannabis regulatory frameworks.  For more information, visit: http://www.owcpharma.com/

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, filing patent applications, product development, and business strategy. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in OWC Pharmaceutical Research Corp. (OTCQB: OWCP) periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact Information:
In Israel:
Ziv Turner, VP Business Development and Managing Director of One World Cannabis, Ltd.
Email: ziv.turner@owcpharma.com
Tel: +972-(0)3-770-8526